EXHIBIT (10)(a)
Consent of Counsel
[Sutherland Asbill & Brennan LLP]
April 13, 2010
Board of Directors
ML Life Insurance Company of New York
ML of New York Variable Annuity Separate Account A
4 Manhattanville Road
Purchase, New York 10577

RE:	ML of New York Variable Annuity Separate Account A Merrill Lynch Investor Choice AnnuitySM (Investor Series) File No. 333-119611/811-06466
Gentlemen:
     We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus contained in Post-Effective Amendment No. 8 to the Registration Statement to Form N-4 (File No. 333-119611) of the ML of New York Variable Annuity Separate Account A filed by ML Life Insurance Company of New York with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP
By:	/s/ Mary Thornton Payne
Mary Thornton Payne